Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103	Contact Robert Ferris D +1 215 255 7981 M +1 973 765 7393 rob.ferris@axalta.com www.axalta.com

MICHAEL FINN STEPS DOWN AS GENERAL COUNSEL OF AXALTA

Philadelphia, PA, November 21, 2018 - Axalta Coating Systems Ltd. (NYSE: AXTA) today announced that Michael Finn, Axalta’s Senior Vice President, General Counsel and Corporate / Government Affairs and Corporate Secretary, has decided to step down to pursue another professional opportunity. Finn will officially leave the company prior to year-end but will continue to consult for Axalta to ensure a seamless transition of his responsibilities. Finn had served as Axalta’s General Counsel since joining the company in 2013.
Robert Bryant, Axalta’s Interim Chief Executive Officer, said, “On behalf of Axalta, I would like to thank Michael for his leadership and counsel to Axalta during the past five years. Michael’s innumerable contributions go far beyond the global leadership of our legal and compliance functions, as he has been invaluable in establishing Axalta as a standalone public company, supporting our Board, leading many significant transactions, and managing complex litigation and regulatory matters. On a personal level, Michael has been a trusted advisor to me throughout my tenure with Axalta, and I am also proud to call him a close friend.”
Finn said, “Serving as Axalta’s General Counsel has been enormously rewarding both professionally and personally, and stepping down was a difficult decision. I am extremely proud of what we have accomplished as a team during my time with the company, and I very much look forward to watching Axalta reach new heights in the future. I wish the best for Axalta and all of my colleagues at the company.”
Bryant continued, “We are pleased that Tabitha Oman, Vice President, Deputy General Counsel and Chief Compliance Officer, will step into the role of Interim General Counsel while we conduct an executive search for a successor to Michael.”
Finn added, “I am confident that Tabitha will do a stellar job leading the department during this interim period.”
About Axalta
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @Axalta on Twitter and on LinkedIn.

1